Exhibit 99.1

Sagard Capital Partners Completes Acquisition of IntegraMed® America

GREENWICH, CT and PURCHASE, NEW YORK– September 20, 2012 – Sagard Capital Partners, L.P. (“Sagard Capital”) and IntegraMed America, Inc. (NASDAQ: INMD) (“IntegraMed”), a leader in developing, marketing and managing specialty healthcare facilities in the fertility and vein care markets, today announced the completion of Sagard Capital’s acquisition of IntegraMed for $14.05 per share in cash, representing a total equity purchase price of approximately $169.5 million. As a result of the transaction’s completion, IntegraMed’s common stock will cease trading at the close of market today and will be delisted from the NASDAQ Global Market.

Dan Friedberg, Managing Partner of Sagard Capital, said, “We are thrilled to partner with IntegraMed and its impressive team of medical, clinical and administrative personnel. Over the past 25 years, they have built an enviable reputation for providing the highest levels of service to health care facilities that allow for superior patient care, treatment innovation and treatment financing solutions. Sagard is committed to providing IntegraMed’s physician practices, clinics and management with the resources necessary to deliver world-class patient care, to retain and grow top quality partners, and to develop complementary business opportunities. We see a significant opportunity to extend the reach of IntegraMed’s business, bringing its medical specialties to a growing base of patients across the U.S. We look forward to working with the IntegraMed team to support them in building upon their industry leading position and in achieving continued success.”

Jay Higham, CEO and President of IntegraMed, commented, “This is an exciting day for IntegraMed, our patients, physicians and staff as we begin our new partnership with Sagard Capital. As a private company and with the full strategic and financial support of Sagard, IntegraMed is now uniquely positioned to expand the reach of the patient communities we serve. We will also be able to invest aggressively in supporting our physicians and clinic staff to improve the quality of patient care. At the same time, we will continue to explore ways to leverage the IntegraMed model into new areas of specialty and to drive further efficiency into our operations while also bringing innovation to the solutions we provide.”

Jefferies & Company served as financial advisor and Dorsey & Whitney LLP served as legal advisor to IntegraMed. Finn Dixon & Herling LLP served as legal counsel to Sagard Capital.

About IntegraMed America, Inc.

IntegraMed is a leader in developing, marketing and managing specialty outpatient healthcare facilities, with a current focus on the fertility and vein care markets. IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management, quality assurance, and fertility treatment financing programs.

Attain Fertility Centers, an IntegraMed Specialty, is the nation’s largest fertility center network, with 15 company-managed partner centers and 20 affiliate centers, comprising over 130 locations across 34 states and the District of Columbia. Nearly one of every four IVF procedures in the U.S. is performed in an Attain Fertility Centers network practice.

Vein Clinics of America, an IntegraMed Specialty, is the leading provider of specialty vein care services in the U.S. The IntegraMed Vein Clinic network operates 50 centers across 14 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit www.integramed.com or www.attainfertility.com for fertility, or www.veinclinics.com for vein care.

About Sagard Capital Partners, L.P.

Sagard Capital is a long-term investor in public and private small and mid-sized companies. Sagard Capital is an evergreen fund with an indefinite holding period for its investments. Sagard specializes in flexible equity structures in minority and control positions that best address a company's needs. Sagard partners with management teams committed to driving long-term value, through a combination of capital, a global network of relationships, a team built to deliver value-added support, and a focus on building strong, sustainable leading businesses over the long term. Additional information may be found at www.sagardcapital.com.

IntegraMed America Contact:	Sagard Capital Contact:
David Collins & Toni Trigiani	Steve Frankel & Nick Lamplough
Catalyst Global	Joele Frank, Wilkinson Brimmer Katcher
212-924-9800 office, 917-734-0339 mobile	212-355-4449
inmd@catalyst-ir.com